UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

February 25, 2016

Date of Report (date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(exact name of registrant as specified in its charter)

Pennsylvania	Commission File Number	25-1435979
(state or other jurisdiction of incorporation or organization)	001-09718	(I.R.S. Employer Identification Number)

The Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2401

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting held on February 25, 2016, the Personnel and Compensation Committee (Committee) of our Board of Directors approved the eligibility of certain executive officers to receive annual incentive awards for fiscal 2016 under The PNC Financial Services Group, Inc. 1996 Executive Incentive Award Plan, as amended and restated as of January 1, 2007 (the “1996 Plan”). The 1996 Plan was most recently approved by our shareholders at a meeting held on April 24, 2007. At the meeting on February 25th, the Committee designated our Chief Executive Officer and our three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer as the four eligible participants for 2016.

Under the 1996 Plan, the maximum amount that each of the participants will be eligible to receive is 0.2% of “Incentive Income” for fiscal 2016. The 1996 Plan defines “Incentive Income” as our consolidated net income, with certain adjustments. Among other items, the net income will be increased for income taxes and then adjusted for the impact of any item resulting from changes in the tax law, for the impact of any discontinued operations, acquisition costs and merger integration costs; net income is also adjusted for the impact of our obligation to fund BlackRock long-term incentives.

Once the year ends, the Committee may make a downward adjustment from the maximum annual incentive award amount for each participant. In making any downward adjustment, the Committee may take into account, among other things, the same types of performance factors used in deciding annual incentive awards for the other executive officers who do not participate in the 1996 Plan.

Any annual incentive awards for 2016 will be payable in the first quarter of 2017. Annual incentive awards will be denominated in dollars and payable in cash, equity, or a combination of both, as determined by the Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC. (Registrant)

Date: March 2, 2016	By:	/s/ Gregory H. Kozich
Gregory H. Kozich
Senior Vice President and Controller